EXHIBIT 10.1

MINERAL CLAIM OPTION AGREEMENT

THIS OPTION AGREEMENT DATED the 21th day of September, 2012.

AMONG:

UNION GULF RESOURCES LTD., a company incorporated in Hong Kong with an address at 1002, 10th fl. Malaysia Bldg 50 Gloucester Rd.,Wanchai, Hong Kong.

 (“UGR”)

AND:

GREENTECH MINING INTERNATIONAL, INC., a company incorporated under the laws of the State of Delaware with an address at 1840 Gateway Drive, Suite 200, Foster City, CA, 94404.

(“GMI”)

WHEREAS:
A.
UGR (the “Optionor”) is fully authorized by the recorded and beneficial owner or is the sole recorded and beneficial owner of certain mineral claims and tenures located in the State of Arizona as further described in Schedule “A” hereto (the “Property”);

B.	The Optionor wishes to Option its’ right, title and interest in and to the Property to GMI (the Optionee) ; and

C.	The parties wish to enter into this Option Agreement to set forth their respective rights and obligations in respect of the option of the Property.

NOW THEREFORE in consideration of the premises and of the mutual covenants, agreements and representations and warranties of the parties hereinafter contained, the parties covenant and agree as follows:

Definitions

1.	In this Option Agreement, the following words have the following meanings:

(a)	“Agreement Date” means the date of this Option Agreement;

(b)	“Closing Date” means on November 20 , 2012, or such other date as mutually agreed upon by the parties;

(c)	“Consideration” has the meaning ascribed to such term in Section 2;

(d)  “Property” has the meaning ascribed to such term in Schedule A.

Option of Property

2.	The Optionor agrees to option and the Optionee agrees to option a 100% interest in and to the Property. In consideration therefore (the “Consideration”), the Optionee will:

(a)
provided that the Optionee has not abandoned the Property in accordance with Section 12, the Optionee will pay to the Optionor a payment (the “Payments”) as follows:

(i) $750,000 on December 1, 2012,
(ii) $350,000 on March 1, 2013,
(iii) $350,000 on June 1, 2013,
(iv) $350,000 on September 1, 2013,
(v) $350,000 on December 1, 2013,
(vi) $350,000 on March 1, 2014
(vii) $350,000 on June 1, 2014
(vii) $350,000 on September 1, 2014
(viii) $300,000 on December 1, 2014
 (v) Upon the payment of this $3,500,000 Optionor shall deliver the escrowed deed back to Optionee for its destruction or upon request by Optionee to destroy said deed per Section 7 (h).

(b)
Optionor does hereby grant unto the Purchaser the exclusive and irrevocable right, during the term of this agreement, of first refusal and first option to purchase, upon the terms and conditions hereinafter set forth, Optionor’s property situated in Mohave County, Arizona, including without limitation the following described property together with all improvements located thereon:
See attached Exhibit “A”

(c)
the right of first refusal or first option to purchase may only be exercised by Optionee within fourteen days (14) days from notification by Optionor that Optionor’s desires to sell the subject property. Optionor is obligated to provide such notice to Optionee prior to offering the subject property to a third party.

(d)
the Optionee shall be responsible for any and all property payments due to any governmental authority on the Property during the terms of this Option Agreement. Optionee will also be responsible for reclamation for any areas disturbed by optionee.

Optionors’ Representations and Warranties

3.	The Optionor represents and warrants to the Optionee that, as at the Agreement Date and at the Closing Date:

(a)	the Optionor is fully authorized by the recorded and beneficial owner or is the sole recorded and beneficial owner of an undivided l00% interest in and to the Property;

(b)
the claims comprising the Property have been properly located and staked and recorded in compliance with the laws of the jurisdiction in which they are situate, are accurately described in Schedule “A” and are valid and subsisting mineral claims;

(c)
the Property is in good standing under all applicable laws and regulations, all assessment work required to be performed and filed has been performed and filed, all taxes and other payments have been paid and all filings have been made;

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(d)
the Property is free and clear of any encumbrances, liens or charges and neither the Optionor nor, to the best of the Optionors’ knowledge, any of their predecessors in interest or title, have done anything whereby the Property may be encumbered;

(e)
the Optionor has the right to enter into this Option Agreement and to Option the Property in accordance with the terms of this Option Agreement, there are no disputes over the title to the Property, and no other party has any interest in the Property or the production therefrom or any right to acquire any such interest;

(f)
there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Optionor has not received any notice of same and are not aware of any basis on which any such orders or direction could be made;

(g)
the Optionors’ ownership of the Property is in compliance with, is not in default or violation in any material respect under, and the Optionor has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with the Optionors’ ownership of the Property;

(h)
the Optionor has duly filed all reports and returns required to be filed with governmental authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Option Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of the Optionor, threatened, and none of them will be adversely affected by the entry into this Option Agreement;

(i)
the Optionor has held the Property in material compliance with all laws, rules, statutes, ordinances, orders and regulations and the Optionor has not received any notice of any violation thereof, nor is the Optionor aware of any valid basis therefore;

(j)
there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, to the knowledge of the Optionor, there is no basis for such adverse claim or challenge which may affect the Property;

(k)
 there are no actual or pending proceedings for, and the Optionor is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(l)	the Optionor has advised the Optionee of all of the material information relating to the mineral potential of the Property of which they have knowledge;

(m)
 no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation of the option contemplated by this Option Agreement or to enable the Optionee to option the Property on the Closing Date;

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(n)
 there are no mine workings or waste dumps or mine tailings on the Property other than the estimated one million five hundred thousand (1,500,000) tons of gold bearing material. Optioner represents and warrants that the mined and stock piled ore consists of 100,000 tons of high-grade gold bearing ore that averages .75 Ounces Per Ton,  (23.25 Grams per ton),  to 2.3 Ounces Per Ton, (71.3 Grams per ton), the balance of the 1,400,000 tons of stock piled ore is low grade gold bearing ore and  gold bearing tailings ranging from .001 OPT to .20 OPT, as described in Schedule A. Additional historical mining records and laboratory test data with assays will be provided during the due diligence period;

(o)	the Optionor has the legal capacity and competence to enter into and execute this Option Agreement and to take all actions required pursuant hereto;

(p)
 the entering into of this Option Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or of any agreement, written or oral, to which the Optionor may be a party or by which the Optionor is or may be bound;

(q)
the Optionee and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Option Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Optionor shall promptly notify the Optionee.

(r)	the Optionor has duly executed and delivered this Option Agreement and it constitutes a valid and binding agreement of the Optionor enforceable against the Optionor;

(s)	the Optionor has received and carefully read this Option Agreement; and

(t)	the Property is not subject to any mining royalties imposed by any persons, federal, state, provincial, municipal or local authority, which are beyond the control of the Optionor.

Survival of Optionors’ Representations and Warranties

4. The representations and warranties of the Optionor in this Option Agreement shall survive the closing of the Option of the Property contemplated hereby and shall continue in full force and effect for the benefit of the Optionee. Such representations and warranties shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Option Agreement, and there shall not be any merger of any representations and warranties in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Optionor shall have the right to waive any representation and warranty made by the Optionee in its’ favour without prejudice to any of their recourses with respect to any other breach by it. The Optionor shall indemnify and save harmless the Optionee from and against any loss, damages, actions and costs arising from the Optionors’ representations and warranties given hereunder or pursuant to this Option Agreement being incorrect or breached.

Optionees’ Representations and Warranties

5.	The Optionee represents and warrants to the Optionor that, as at the Agreement Date and at the Closing Date:

(a)	it has been duly organized and validly exists as a company in good standing under the laws of the State of Delaware

(b)	upon completion of the option of the Property, it will be lawfully authorized to hold mineral claims and real property under the laws of the State of Arizona;

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(c)
 it has duly obtained all corporate authorizations for the execution of this Option Agreement and for the performance of this Option Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject; and

(d)
 no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

Survival of Optionees’ Representations and Warranties

6.
 The representations and warranties of the Optionee in this Option Agreement shall survive the closing of the Option of the Property contemplated hereby and shall continue in full force and effect for the benefit of the Optionor. Such representations and warranties shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Option Agreement, and there shall not be any merger of any representations and warranties in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Optionee shall have the right to waive any representation and warranty made by the Optionor in the Optionees’ favor without prejudice to any of its recourses with respect to any other breach by the Optionee. The Optionee shall indemnify and save harmless the Optionor from and against any loss, damages, actions and costs arising from any of the Optionees’ representations and warranties given hereunder or pursuant to this Option Agreement being incorrect or breached.

Closing Documents

7.
This Agreement provides for the deeding of the claims from Optionor to Optionee at Closing, and a recordation of said deed. In consideration of such transfer in advance of full payment, Optionee hereby grants to Optionor a first position security interest in the two patented mining claims until such time as the purchase price has been paid in full; at which time the security interest shall terminate, by providing to Optionor, the owner of said claims, an original, notarized and signed quit claim deed back to the said property in the event of default or termination.  Optionor shall hold said deed and agrees not to file said deed unless Buyer is in default of this Agreement, or Optionee voluntarily terminates this Agreement.  If Optionee sells said Property, Optionor agrees to destroy said deed, or deliver to Optionee for destruction, once Optionee has paid Optionor in full for the purchase of said Property.

(a)
the Optionor’s security interest in the claims shall be evidenced by a deed back from Optionee to Optionor for the two patented mining claims, which shall be held in escrow by Optionor pending payment in full.

(b)	Optionee agrees and shall not deed the claims out to any third party so long as there is a remaining unpaid balance on the purchase price.

(c)	this Agreement shall close outside of escrow at a private table top meeting between Optionee and Optionor. The closing process shall be as follows:

(d)	the parties shall execute this contract.

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(e)
 Optionee shall deliver the sum of Seven Hundred Fifty Thousand ($750,000.00) Dollars payable sixty (60) days from the execution and Effective Date of this Agreement.  If said amount is not paid within Three (3) business banking days from the sixty (60) days from the Effective Date, this Agreement shall become null and void and of no further force and effect.

(f)
 Optionor shall deliver to Optionee a notarized quitclaim deed for the two patented claims, which Optionor will record at the Mohave County, Arizona Recordation Office; and at the Bureau of Land Management upon receipt of payment in 7 (e).

(g)
 Optionee shall deliver to Optionor at closing a quitclaim deed back for the two patented claims. Said deed shall be held in escrow by Optionor, individually.  The purpose of this deed is to evidence and perfect the security interest of the Optionor in the claims.  Optionee understands that Optionor is authorized to record this deed, returning ownership of the claims to Optionor, only in the event that Optionee shall go into default on this Agreement, as set forth in Section 2 herein, or in the event of termination.

(h)	Upon payment in full of the purchase price, Optionor shall deliver the escrowed deed back to Optionee for its destruction or upon request by Optionee to destroy said deed.

(i)
 On the Closing Date, the Optionor will deliver to the Optionee, all data and other information in the possession or control of the Optionor with respect to the Property which have not been previously delivered to the Optionee.

Conditions Precedent

8.	The obligation of the Optionee to complete the Option of the Property contemplated hereby is subject to the satisfaction of the following conditions precedent:

(a)	the Optionors’ representations and warranties will be true and correct at the Closing Date;

(b)
the Optionee shall have the right to remove and conduct evaluation of five hundred tons (500)of material that is stockpiled on the Property in the due diligence review with respect to the Property and title thereto and shall be satisfied with same, in its sole discretion;

(c)	the Optionor shall have received all regulatory approvals or consents necessary to consummate the transactions set out herein including, without limitation, the Option of the Property to the Optionee;

(d)	the Optionor will have performed and complied in all material respects with any obligations which it may have to the Optionee under this Option Agreement; and
(e)
 no statute, rule, regulation, decree, ruling or injunction will have been enacted or entered into, and no litigation, proceeding, government inquiry or investigation will be pending, which challenges, prohibits or restricts, or seeks to prohibit or restrict, the consummation of the transactions contemplated by this Option Agreement.

9.	The foregoing conditions precedent are inserted for the benefit of the Optionee and may be waived in whole or in part by the Optionee by notice in writing to the Optionor.

10.	The obligation of the Optionor to complete the transactions contemplated hereby is subject to the satisfaction of the following condition precedent:

(a)	the Optionors’ representations and warranties will be true and correct on the Closing Date;

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(b)
no statute, rule, regulation, decree, ruling or injunction will have been enacted or entered into, and no litigation, proceeding, government inquiry or investigation will be pending, which challenges, prohibits or restricts, or seeks to prohibit or restrict, the consummation of the transactions contemplated by this Option Agreement; and

(c)	the Optionee will have performed and complied in all material respects with any obligations which it may have to the Optionor under this Option Agreement.

11.	The foregoing conditions precedent is inserted for the benefit of the Optionor and may be waived in whole or in part by the Optionor by notice in writing to the Optionee.

Right to Abandon Property Interests

12.
The Optionee, at its sole discretion, may abandon all interests and cease mineral exploration and extraction work on the Property at any time by providing at least 30 days written notice, the “Termination Notice”, to the Optionor. The Optionee shall have not further obligations to the Optionor in regards to option payments, exploration and extraction work payments as of the effective date of the “Termination Notice”

Further Assurances

13.	Each party shall execute all further documents or assurances as the other party may reasonably require to carry out the terms and intention of this Option Agreement.

Notice

14.
 Each notice, demand or other communication required or permitted to be given under this Option Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Payment

15.
All references to monies hereunder will be in United States funds. All payments to be made to any party hereunder may be made by check delivered to such party at its address for notice as provided in the address for such party specified above. Unless instructed by the Optionor in writing,

All Further Acts.

16.
 Each of the parties hereto will do any and all such acts and will execute any and all such documents as may reasonably be necessary from time to time to give full force and effect to the provisions and intent of this Option Agreement. The Optionor further agree that it will, at any time and from time to time after the date hereof, upon the Optionees’ request, execute, acknowledge and deliver or cause to be executed and delivered, all further documents or instruments necessary to effect the transactions contemplated in this Option Agreement.

Entire Agreement

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17.
 This Option Agreement constitutes the entire agreement between the parties and replaces and supersedes all agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or express or implied, statutory or otherwise, between the parties with respect to the subject matter herein.

Assignment

18.	The Optionor and Optionee will not assign any right, benefit or interest in this Option Agreement without the written consent of the other party, which consent may not be unreasonably withheld.

Gender

19.	Wherever the singular or neuter are used herein the same shall be deemed to include the plural, feminine or masculine.

Enurement

20.	This Option Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Governing Laws

21.
This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona applicable therein. The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Arizona with respect to any legal proceedings arising herefrom.

Counterparts and Electronic Means.

22.
 This Option Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Lease Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Option Agreement as of the day and year first written above.

Independent Legal Advice.

23.	Each of the parties acknowledges that: they have sought or have otherwise waived, independent tax and legal advice with respect to this Option Agreement and the documents delivered pursuant thereto.

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto as of the day and year first above written.

UNION GULF RESOURCES LTD.,

Per:  /s/ K. W. Keltner

Authorized Signatory

GREENTECH MINING INRNATIONAL, INC.

Per: Matthew Neher

/s/ Matthew Neher

Chief Executive Officer

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EXHIBIT A

Portland, Sunshine and Sunshine No. 2

The Portland, Sunshine and Sunshine No. 2 Patented mining claims, situated in Sections 14 and 15, Township 23 North, Range 21 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, in the Minnesota Mining District, being shown on Mineral Survey No. 3757 on file in the Bureau of Land Management, as granted by Patent No. 909600 recorded September 1, 1923, in Book 32 of Deeds, Page 306; also known as Mohave County Parcel Numbers 35009001 (Sunshine & Sunshine #2) and 35009002 (Portland).

Portland Mine, Lost Cabin Wash, Pilgrim District,
Black Mts, Mohave Co., Arizona, USA

Latitude: 35°22'50"N
Longitude: 114°30'44"W

•	Ref.: Conrad, J.E., et al (1990), Mineral Resources of the Black Mountains North and Burns Spring Wilderness Study Areas, Mohave County, Arizona

•	USGS Bull. 1737-C: C2; AZ Dept. Min. Resources - Portland Mine files; US Bur. Mines file data cluster NO 1439 - Portland Mine;

•	USGS Info. Circ. 6901 (1936): 48; Gardner, E.D. (1936), Gold mining and milling in the Black Mountains, western Mohave County, Arizona,

•	US Bur. Mines Info. Circ. 6901: 48; Niemuth, N.J. (1987), Arizona Mineral Development 1984-1986, AZ Dept. Mines & Min. Resources Directory 29;AZ Dept. Min. Resources (ADMR) Portland Mine file;

•	Bur. Land Mgmt. Arizona Mining claim file No. 28157;

•	MRDS files #10088844 & 10283253.

An open pit gold mine located between the Black Mountains North and Burns Spring Wilderness Study areas on the west side of the Black Mountains. Probably discovered in the early 1930's as an underground and surface mine. Mining operations began in 1935 or early 1936. Probably closed in the early 1940's. Reopened by the Western States Minerals Corp. in March, 1985, produced between 1985 and 1989. Mineralization is a 5 to 20 foot thick, north-trending, brecciated quartz and calcite vein, striking approximately north and dipping 20º to 30º east and in 10 to150 feet of stockwork in the footwall. Undated quartz diorite and basalt dikes are exposed in the footwall, and Tertiary andesite and latite make up the hanging wall. Altered rhyolite, which crops out in both wilderness study areas, NE of the mine, has anomalous surface and sub-surface gold concentrations. Workings are an open pit mine. Approximately 1,000,000 tons of ore was removed in the most recent mining period.

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